As filed with the Securities and Exchange Commission on July 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATRICURE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	34-1940305
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification Number)

7555 Innovation Way

Mason, Ohio 45040

(513) 755-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ATRICURE, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated as of May 18, 2026)

(Full title of the Plan)

Angela L. Wirick

Chief Financial Officer

AtriCure, Inc.

7555 Innovation Way

Mason, Ohio 45040

(513) 755-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

F. Mark Reuter

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

(513) 579-6469

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Non-accelerated filer	☐

Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement on Form S-8 (“Registration Statement”) is filed by AtriCure, Inc., a Delaware corporation (the “Registrant” or the “Company”), for the purpose of registering an additional 750,000 shares of Common Stock, par value $0.001 per share (the “Shares”), to be issued to eligible participants pursuant to the Registrant’s 2018 Employee Stock Purchase Plan (Amended and Restated as of May 18, 2026) (“ESPP”). The ESPP authorizes the issuance of up to 2,000,000 Shares, including reserved Shares not issued under the ESPP, for which the Registrant has previously filed registration statement(s) on Form S-8.

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 shall be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

Pursuant to Rule 429(a) of the Securities Act, the prospectus that will be used in connection with the offer and sale of the securities covered by this Registration Statement and issued pursuant to the ESPP will also be used in connection with the sale of securities covered by prior registration statement(s) related to the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026;

3.	Current Report(s) on Form 8-K filed on January 12, 2026 and May 19, 2026;

4.

The description of the Common Stock contained in the Registration Statement on Form 8-A filed on August 1, 2005 registering the Registrant’s Common Stock under Section  12 of the Securities Exchange Act of 1934, as supplemented by Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents, except as to any portion of any future statement, report or document that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be a part of this registration statement from the date of filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VII of the Registrant’s Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Restated Certificate of Incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Article IX of the Registrant’s Amended and Restated Bylaws provides as follows:

ARTICLE IX - INDEMNIFICATION

9.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise or non-profit entity, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving as a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding. Notwithstanding the previous sentence, the corporation shall not be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee unless (i) the Proceeding (or part thereof) was authorized by the Board, except as provided in Section 9.4 of this Article IX with respect to proceedings to enforce rights to advancement or indemnification or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 9.4 below or is a compulsory counterclaim brought by such indemnitee. Any reference to an officer of the corporation in this Article IX shall be deemed to refer exclusively to the chief executive officer, president, chief financial officer, secretary, treasurer, and any other officer of the corporation elected or appointed as such by the Board pursuant to Section 5.2 of these bylaws.

9.2	INDEMNIFICATION OF OTHERS.

The corporation shall have the power to indemnify and hold harmless and advance expenses to, to the extent and in the manner permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

9.3	PREPAYMENT OF EXPENSES.

The corporation shall pay the expenses incurred by or on behalf of an indemnitee, and may pay the expenses incurred by any current or former employee or agent of the corporation, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by or on behalf of an indemnitee in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal that an indemnitee is not entitled to be indemnified under this Article IX or otherwise.

9.4	DETERMINATION; CLAIM.

If a claim for indemnification under this Article IX is not paid to an indemnitee in full within sixty (60) days, or if a claim for any advancement of expenses under this Article IX is not paid in full within twenty (20) days, after a written claim therefor has been received by the corporation, the indemnitee may at any time thereafter file suit against the corporation in the Delaware Court of Chancery seeking an adjudication of entitlement to such indemnification or advancement of expenses. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145 of the DGCL. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145 of the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Section 145 of the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article IX or otherwise shall be on the corporation.

9.5	NON-EXCLUSIVITY OF RIGHTS.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6	INSURANCE.

The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7	AMENDMENT OR REPEAL.

The rights to indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights which any person may have or hereafter acquire under any law, provision of the certificate of incorporation or these bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of the foregoing provisions of this Article IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, modification or repeal.

9.8	SUBROGATION.

In the event of payment under this Article IX, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits*

Exhibit 4.1	Restated Certificate of Incorporation (incorporated by reference to Current Report on Form 8-K, filed on May 14, 2024).

Exhibit 4.2	Amended and Restated Bylaws (incorporated by reference to Quarterly Report on Form 10-Q filed on July 31, 2024).

Exhibit 4.3	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Annual Report on Form 10-K filed on February 24, 2020).

Exhibit 5.1	Opinion of Keating Muething & Klekamp PLL.

Exhibit 23.1	Consent of Deloitte & Touche LLP.

Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5).

Exhibit 24.1	Power of Attorney (included in the signature page).

Exhibit 99.1	2018 Employee Stock Purchase Plan (Amended and Restated as of May 18, 2026) (incorporated by reference to Current Report on Form 8-K filed on May 19, 2026).

Exhibit 107.1	Filing Fee Table.

*	All Exhibits filed herewith unless otherwise indicated.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mason, Ohio, as of the 27th day of July, 2026.

ATRICURE, INC.

By:	/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael H. Carrel and Angela L. Wirick, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael H. Carrel Michael H. Carrel	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2026

/s/ Angela L. Wirick Angela L. Wirick	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2026

/s/ Robert S. White Robert S. White	Chairman of the Board of Directors	July 27, 2026

/s/ Regina E. Groves Regina E. Groves	Director	July 27, 2026

/s/ B. Kristine Johnson B. Kristine Johnson	Director	July 27, 2026

/s/ Shlomo Nachman Shlomo Nachman	Director	July 27, 2026

/s/ Karen N. Prange Karen N. Prange	Director	July 27, 2026

/s/ Deborah H. Telman Deborah H. Telman	Director	July 27, 2026

/ s/ Sven A. Wehrwein Sven A. Wehrwein	Director	July 27, 2026

/s/ Maggie Yuen Maggie Yuen	Director	July 27, 2026